UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of Earliest Event Reported) - January 28, 2005

SUPREME INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237, 2581 E. Kercher Road, Goshen, Indiana	46528
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code) - (574) 642-3070

Item 8.01	Other Events.

On January 28, 2005, Supreme Industries, Inc. issued a press release announcing a three and one-half cent per share cash dividend. The full text of the press release is set forth in Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

c.	Exhibits

	99.1	Press release dated January 28, 2005, announcing a three and one-half cent per share cash dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Dated: February 2, 2005	BY: /s/ ROBERT W. WILSON
Robert W. Wilson
Executive Vice President, Treasurer, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

(Signing on behalf of the Registrant and as Principal Financial Officer)

EXHIBIT INDEX

99.1	Press release dated January 28, 2005, announcing a three and one-half cent per share cash dividend.

Exhibit 99.1

Contact:	Robert W. Wilson
Executive Vice President
(574) 642-4888

SUPREME INDUSTRIES, INC. DECLARES
A 3 ½ CENT CASH DIVIDEND

GOSHEN, Indiana, January 28, 2005 – Supreme Industries, Inc. (AMEX-STS) (the "Company") announced today a cash dividend on its outstanding Class A and Class B Common Stock. Stockholders of record as of February 7, 2005, will receive three and one-half cents ($0.035) for each share owned on that date, payable on February 14, 2005. This cash dividend is the sixth quarterly cash dividend since the Company commenced the payment of cash dividends in October of 2003, in what the Company intends to be a continuing series of quarterly cash dividends, business conditions permitting.

As of January 26, 2005, Supreme Industries had 12,173,486 shares of Common Stock outstanding, consisting of 10,064,353 shares of Class A Common Stock and 2,109,133 shares of Class B Common Stock.

The Company stated that this cash dividend is made in recognition of Supreme Industries' favorable long-term outlook.

Supreme Industries, Inc. is a nationwide manufacturer of specialized truck bodies that are produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special purpose "shuttle-type" buses. The Company's transportation equipment products are used by a wide variety of industrial and commercial customers.

This Press Release contains forward-looking statements, other than historical facts, that reflect the view of the Company's management with respect to future events. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company's product is dependent, availability of raw materials, and severe interest rate increases. The Company assumes no obligation to update the forward-looking statements or to update the reason actual results could differ from those contemplated by such forward-looking statements.